UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): April 13, 2006

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Closing of Public Offerings

On April 18, 2006, Rentech, Inc. (“Rentech” or the “Company”) closed its concurrent public offerings (the “Offerings”) of 16,000,000 shares of common stock at a price per share of $3.40 and $50 million principal amount of its 4.00% Convertible Senior Notes Due 2013 (the “Notes”).

Indenture and Convertible Senior Notes

In connection with the closings, Rentech, and Wells Fargo Bank, National Association, as the Trustee, entered into an Indenture dated April 18, 2006 (the “Indenture”). Certain subsidiaries of Rentech are also parties to the Indenture, although none of the subsidiary guarantors has any obligation under the Notes.

Also on April 18, 2006, Rentech executed an Officers’ Certificate and a form of note to establish the terms of the Notes. The Notes bear interest at the rate of 4.00% per year on the principal amount of the Notes, payable in cash semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2006. The Notes are Rentech’s general unsubordinated unsecured obligations, ranking equally in right of payment to all of Rentech’s existing and future unsubordinated unsecured indebtedness, and senior in right of payment to any of Rentech’s future indebtedness that is expressly subordinated to the Notes. The Notes are junior in right of payment to all of Rentech’s existing and future secured indebtedness to the extent of the value of the collateral securing such obligations and structurally subordinated in right of payment to all existing and future obligations of Rentech’s subsidiaries, including trade credit. The Notes are not guaranteed by any of Rentech’s subsidiaries.

Holders may convert their Notes into shares of Rentech’s common stock (or cash or a combination of cash and shares of common stock, if Rentech so elects) at an initial conversion rate of 249.2522 shares of Rentech’s common stock per $1,000 principal amount of Notes (which represents a conversion price of approximately $4.0120 per share of common stock), under the following circumstances: (1) during any fiscal quarter, if the closing sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 120% of the conversion price per share on such last trading day, (2) if Rentech has called the Notes for redemption, (3) if the average of the trading prices of the Notes for any five consecutive trading day period is less than 98% of the average of the conversion values of the notes during that period, (4) if Rentech makes certain significant distributions to the holders of its common stock, (5) in connection with a transaction or event constituting a fundamental change or (6) at any time on or after January 15, 2013 until the close of business on the business day immediately preceding the maturity date.

In the event of a fundamental change, Rentech may be required to pay a make-whole premium on Notes converted in connection with the fundamental change. The make-whole premium will be payable in shares of Rentech’s common stock, or the consideration into which Rentech’s common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the Notes after the fundamental change.

Rentech may redeem the Notes, in whole or in part, at any time before April 15, 2011, at a redemption price payable in cash equal to 100% of the principal amount of Notes to be redeemed, plus any accrued and unpaid interest and an additional coupon make-whole payment if in the previous 10 trading days ending on the trading day before the date of the mailing of the provisional redemption notice the volume weighted average price of Rentech’s common stock exceeds 150% of the conversion price for at least five consecutive trading days. The coupon make-whole payment will be in cash in an amount per $1,000 principal amount of Notes equal to the present value of all remaining scheduled payments of interest on each note to be redeemed through April 15, 2011.

At any time on or after April 15, 2011, Rentech may redeem the Notes, in whole or in part, at a redemption price payable in cash equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but not including, the redemption date.

The foregoing description of the Indenture and the Notes is qualified in its entirety by reference to the full text of such documents as attached to this Current Report on Form 8-K.

Amendment to Rights Agreement

Effective as of April 13, 2006, Rentech entered into an Amendment to the amended Rights Agreement (the “Rights Agreement”), dated as of January 18, 2005, by and between Rentech and Computershare Trust Company, Inc. as Rights Agent. The purpose of the amendment was to make two technical amendments to assure that the Rights Agreement would accommodate the securities to be issued in the concurrent Offerings of common stock and Notes described above. Specifically, Rentech amended the Rights Plan to (a) provide that each right (a “Right”) to purchase a fraction of a share of Rentech’s Series 1998-C Participating Cumulative Preferred Stock (a “Preference Share”) shall represent the right to purchase one five-hundredth of a Preference Share to assure that a sufficient number of rights were authorized to support all shares of common stock issuable (prior to the Amendment each Right represented the right to purchase one three-hundredth of a Preference Share), and (b) provide that Rights may be issued with respect to shares of Rentech’s common stock that shall become outstanding as the result of exercising or converting derivative securities after the date (the “Distribution Date”) that Rights have become exercisable for Preference Shares; provided that, such derivative securities were outstanding prior to the Distribution Date.

Item 8.01  Other Events.

In connection with Offerings, the Board of Directors recently approved two matters related to provisions in Rentech’s Amended and Restated Articles of Incorporation (the “Articles”).

The Articles provide that any person who beneficially owns or intends to acquire an aggregate of more than 5%, or increase his ownership to more than 5%, of Rentech’s common stock or other securities must submit a proposal to the Board of Directors at least 20 days before the proposed effective date of the transaction. Within 20 days of receipt of such proposal, Retench may disapprove the proposed acquisition if Rentech determines in good faith that the transaction could or reasonably might, within a period of two years following the proposed date of the transaction, cause Rentech to be classified as a personal holding company under the Internal Revenue Code of 1986, as amended. Given the very low likelihood that the provision would be triggered with Rentech’s current ownership structure and shareholder base, the Board of Directors determined to waive the application of this provision with respect to the Offerings (including conversions of the Notes into common stock) and with respect to future transactions, unless and until the Board determines the provision is important again for Rentech.

The Articles also require approval by the holders of two-thirds of the voting power of its outstanding capital stock for certain business combinations with an interested stockholder (generally a more than 10% beneficial owner of outstanding voting power, affiliates and certain assignees), unless the transaction is either approved by a majority of its continuing directors or certain minimum price and procedural requirements are met. A business combination can include, among other things, the issuance of securities by the corporation to an interested stockholder for $1,000,000 or more. A majority of the continuing members of the Board of Directors approved the transactions associated with the Offerings, including the issuance of any securities required by the terms of the Notes, in order to remove any ambiguity that this provision could unexpectedly apply to the Offerings. The waiver was limited to the Offerings, and this provision otherwise remains in full force and effect.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit
Exhibit 4.1	Amendment to amended Rights Agreement dated April 13, 2006.
Exhibit 4.2	Indenture dated April 18, 2006, between Rentech, Inc. and Wells Fargo Bank, National Association, as Trustee.
Exhibit 4.3	Officers’ Certificate dated April 18, 2006.
Exhibit 4.4	Form of 4.00% Convertible Senior Note Due 2013.
Exhibit 5.1	Opinion of Holland & Hart LLP.
Exhibit 5.2	Opinion of Holland & Hart LLP.
Exhibit 5.3	Opinion of Latham & Watkins LLP.
Exhibit 23.1	Consent of Holland & Hart LLP (included in its opinions filed as Exhibits 5.1 and 5.2 hereto).
Exhibit 23.2	Opinion of Latham & Watkins LLP (included in its opinion filed as Exhibits 5.3 hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: April 18, 2006	By:	/s/ Amanda Darby
Amanda M. Darby
Secretary and General Counsel